Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information contact:
Lydia Botham            651-481-2123
David Karpinski         651-481-2360
Land O’Lakes Reports $104 Million in Second-Quarter Net Earnings
Year-to-date net sales of $4.2 billion ... net earnings of $159 million
July 31, 2007 (Arden Hills, Minn.) ... Land O’Lakes, Inc. today reported net sales of $2.0 billion and net earnings of $104.4 million for the second quarter, as compared to $1.7 billion and $34.8 million for the second quarter of 2006. The company also reported year-to-date net sales of $4.2 billion and net earnings of $159.4 million, as compared to $3.7 billion and $60.9 million, respectively, one year ago. Year-to-date sales are up 14 percent over the first half of 2006, while net earnings are up 162 percent.
Land O’Lakes CEO Chris Policinski today said, “Our first-half results are not only driven in part by strong markets and, to a lesser degree, some one-time gains, but also reflect an ongoing commitment to effective cost control, the strength of our brands, and an intense focus on simplifying our business portfolio.”
Policinski acknowledged the volatile nature of the markets in many of the industries Land O’Lakes operates in, adding that positive first-half results put the company in a good position to deal with any market or competitive challenges that may emerge in the second half of the year.
Total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $152.8 million for the quarter and $254.7 million year to date, versus $75.5 million and $144.9 million for the same period in 2006.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items. Normalized EBITDA for the quarter was $122.6 million, compared to $65.0 million for the second quarter of 2006. Year-to-date normalized EBITDA was $227.9 million, versus $126.5 million for the first half of 2006. The company increased its guidance for full-year (2007) normalized EBITDA by $35 million, to $305 million.
Second-quarter and year-to-date results include a $28.5-million pretax gain on the company’s April sale of Cheese and Protein International, a West Coast cheese and whey manufacturing facility. That sale reflects the company’s commitment to portfolio management aimed at intensifying its business focus.
In respect to the balance sheet, the company reported an improved Long-Term-Debt to Capital ratio (36.7 percent versus 39.9 percent as of June 30, 2006) and strong liquidity ($766.6 million in cash-on-hand and unused borrowing authority). During the second quarter, the company received debt ratings upgrades from Moody’s Investor Service.

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The company is reporting solid earnings in each of its major business segments (Dairy Foods, Feed, Seed, Layers/Eggs and Agronomy.)
Dairy Foods
In Dairy Foods, Land O’Lakes reported second-quarter sales of $993 million and $59.1 million in pretax earnings for the quarter, as compared to second-quarter sales of $776 million and $0.2 million in pretax earnings one year ago. Second-quarter and year-to-date results in Dairy Foods include the $28.5-million gain on the sale of CPI noted earlier. Land O’Lakes reported year-to-date sales of $1.87 billion in Dairy Foods, versus $1.58 billion for the first two quarters of 2006. The company reported $79.5 million in pretax earnings in Dairy Foods through June, versus a $2.7-million pretax loss for the first two quarters of 2006.
Volumes in Dairy Foods are mixed year to date, with results boosted by strong markets and a product mix shift toward higher-value items. Branded retail butter volume, for example, was up 2 percent, while private label butter and spreads volumes were down a combined 9 percent. Company officials attributed solid first-half performance to a combination of strong markets, product mix, brand strength, effective cost control, and ongoing efforts to build a right-sized, strategically located and profitable manufacturing infrastructure.
Feed
The Feed division reported $704 million in sales and a $1.2 million in pretax earnings for the second quarter, as compared to $646 million in sales and a $1.1-million pretax loss for the second quarter of 2006. Feed reported $1.45 billion in sales year to date, and $5.5 million in pretax earnings, versus $1.34 billion in sales and $2.2 million in pretax earnings through the first two quarters of 2006. Pretax earnings for 2007 include $5.9 million in income from insurance proceeds, as well as a $3.0-million reserve (charge) related to ongoing litigation.
Customer consolidation, increased ingredients costs and system rationalization contributed to reduced volumes (lifestyle feed volumes were down 4 percent versus the first six months of 2006, while livestock feed volumes were down 9 percent.) These volume decreases were offset by an improved (higher-margin) product mix and effective cost-reduction efforts.
Layers/Eggs
The company participates in the layers/shell eggs industry through MoArk LLC, its wholly owned subsidiary. For the second quarter, the company recorded $111 million in sales and $2.7 million in pretax earnings in shell eggs, compared to $105 million in sales and a $5.7-million pretax loss in the second quarter of 2006. First-half sales in eggs totaled $231 million, with pretax earnings through June of $6.9 million. In the first half of 2006, the company recorded sales of $213 million and a pretax loss of $12.1 million in this business.
Improved volumes, up 6 percent overall, strong performance in branded and specialty eggs, and strong markets all contributed to 2007 results in Layers/Eggs. Over the first six months of 2007, shell egg prices averaged $1.01/dozen, versus $0.74/dozen over the first six months of 2006.
Seed
For the second quarter, the Seed division reported sales of $223 million and pretax earnings of $10.3 million, as compared to sales of $163 million and pretax earnings of $6.9 million for the second quarter of 2006. For the first half, the company reported $659 million in sales and $44.3 million in pretax earnings, versus $552 million in sales and $47.1 million in pretax earnings one year ago.

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From a volume perspective, corn was up 37 percent (driven to a great extent by ethanol industry demands), while soybeans and alfalfa were down 6 percent and 21 percent, respectively. The decline in alfalfa volumes can be partially attributed to legal proceedings regarding the USDA’s approval of Roundup Ready® Alfalfa for non-regulated status. Seed’s 2007 results include a $6.4-million (reserve) charge related to Roundup Ready Alfalfa sales returns and inventory reserves.
Agronomy
Land O’Lakes conducts its Agronomy business through Agriliance LLC, a joint venture in which the company holds a 50-percent ownership interest. Second-quarter Agronomy earnings totaled $53.1 million, as compared to $38.4 million for the second quarter of 2006. Year-to-date, Agronomy operations contributed $55.3 million in pretax earnings, versus $32.0 million one year ago. Dollar sales from the agronomy joint venture are not consolidated in Land O’Lakes financial reports.
For the first half of the year, crop nutrients volume was up 5 percent versus one year ago, while crop nutrient sales (tracked in dollars) were up 6 percent.
In late June/early July, the company announced plans to restructure its investment in Agronomy, under which Land O’Lakes will acquire the Agriliance wholesale crop protection products business and CHS Inc. (Land O’Lakes Agriliance joint venture partner) will acquire the wholesale crop nutrients business. The retail agronomy business initially will continue as a 50/50 joint venture. However, as announced on July 11, the two parent companies are exploring repositioning options for the Agriliance retail business.
These changes, company officials indicate, are intended to better leverage the parent companies’ core competencies and business strengths to improve competitive capabilities and financial results in the wholesale crop protection products and crop nutrients business segments.
Conference Call
The national food and agricultural cooperative will discuss these results in a conference call scheduled for 1:00 p.m., Eastern Daylight Time, July 31, 2007. The dial-in numbers are: USA — 1-800-909-5202; International — 1-785-830-7975. The Conference ID is LANDOLAKES. A replay of the conference call will be available through August 7, 2007, at: USA — 1-800-723-5759; International — 1-402-220-2662.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.
Attachments: Financial Statements

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LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$375,939	$79,707
Receivables, net	656,044	604,580
Inventories	563,623	471,934
Prepaid expenses	23,426	378,278
Other current assets	63,577	50,594

Total current assets	1,682,609	1,585,093

Investments	316,846	270,202
Property, plant and equipment, net	512,364	665,069
Goodwill, net	309,020	326,527
Other intangibles, net	93,591	95,043
Other assets	130,677	113,191

Total assets	$3,045,107	$3,055,125

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$60,483	$58,300
Current portion of long-term debt	10,780	10,972
Accounts payable	802,369	994,774
Accrued expenses	290,347	206,582
Patronage refunds and other member equities payable	30,027	18,626

Total current liabilities	1,194,006	1,289,254

Long-term debt	615,429	639,059
Employee benefits and other liabilities	173,410	173,446
Minority interests	5,050	8,830
Commitments and contingencies
Equities:
Capital stock	1,754	1,828
Member equities	960,950	904,183
Accumulated other comprehensive loss	(65,229)	(66,276)
Retained earnings	159,737	104,801

Total equities	1,057,212	944,536

Total liabilities and equities	$3,045,107	$3,055,125

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$2,022,016	$1,687,305	$4,204,299	$3,684,023
Cost of sales	1,832,600	1,543,467	3,797,333	3,360,667

Gross profit	189,416	143,838	406,966	323,356

Selling, general and administrative	147,842	135,076	289,853	266,683
Restructuring and impairment charges	301	2,923	1,689	4,281
Gain on insurance settlement	(5,941)	—	(5,941)	—

Earnings from operations	47,214	5,839	121,365	52,392

Interest expense, net	8,894	15,242	23,720	31,740
Gain on divestiture of CPI, LLC	(28,481)	—	(28,481)	—
Other income, net	(1)	(8,033)	185	(15,870)
Equity in earnings of affiliated companies	(58,169)	(38,231)	(65,119)	(29,729)
Minority interest in earnings of subsidiaries	330	410	586	585

Earnings before income taxes	124,641	36,451	190,474	65,666
Income tax expense	20,204	1,699	31,100	4,802

Net earnings	$104,437	$34,752	$159,374	$60,864

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$159,374	$60,864
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40,544	47,542
Amortization of deferred financing costs	1,233	1,198
Bad debt expense	736	1,079
Proceeds from patronage revolvement received	3,075	4,960
Non-cash patronage income	(1,018)	(819)
Insurance recovery — business interruption	4,551	—
Deferred income tax expense	(22,211)	12,306
(Increase) decrease in other assets	(4,511)	8,367
(Decrease) increase in other liabilities	(4,367)	212
Restructuring and impairment charges	1,689	4,281
Gain on divestiture of business	(28,481)	(8,033)
Gain on sale of investment	186	(7,837)
Gain on insurance settlement	(5,941)	—
Equity in earnings of affiliated companies	(65,119)	(29,729)
Dividends from investments in affiliated companies	24,682	3,190
Minority interests	586	585
Other	(21)	885
Changes in current assets and liabilities, net of divestitures:
Receivables	(81,979)	95,078
Inventories	(112,737)	5,931
Other current assets	350,343	306,369
Accounts payable	(168,307)	(459,697)
Accrued expenses	86,693	(2,115)

Net cash provided by operating activities	179,000	44,617

Cash flows from investing activities:
Additions to property, plant and equipment	(43,475)	(33,636)
Acquisitions	(58)	(84,187)
Payments for investments	(656)	(2,478)
Net proceeds from divestiture of businesses	211,851	28,655
Proceeds from sale of investments	475	7,837
Proceeds from sale of property, plant and equipment	4,430	873
Other	(957)	(1,108)

Net cash provided (used) by investing activities	171,610	(84,044)

Cash flows from financing activities:
Increase (decrease) in short-term debt	3,712	(22,037)
Proceeds from issuance of long-term debt	6,153	1,999
Principal payments on long-term debt and capital lease obligations	(28,798)	(33,810)
Payments for redemption of member equities	(35,265)	(42,897)
Other	(180)	(512)

Net cash used by financing activities	(54,378)	(97,257)
Net cash used by operating activities of discontinued operations	—	(347)

Net increase (decrease) in cash and cash equivalents	296,232	(137,031)

Cash and cash equivalents at beginning of the period	79,707	179,704

Cash and cash equivalents at end of the period	$375,939	$42,673

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Six Months Ended		Ended
	June 30,		June 30,
	2007	2006	2007
Earnings before income taxes	$190,474	$65,666	$221,280
Interest expense, net	23,720	31,740	50,340
Depreciation	35,034	42,340	77,698
Amortization	5,510	5,202	10,543

Total EBITDA	254,738	144,948	359,861

Unrealized hedging loss (gain)	3,921	(2,591)	(1,098)
Gain on insurance settlement	(5,941)	—	(5,941)
Gain on sale of intangible	—	—	(1,825)
Gain on divestitures	(28,481)	(8,033)	(29,405)
Loss (gain) on sale of investments	186	(7,837)	186
Agronomy one-time charges	1,800	—	1,800
Restructuring and impairment charges	1,689	—	18,503

Normalized EBITDA	$227,912	$126,487	$342,081